Exhibit 3(i)

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
FIRST MONTAUK FINANCIAL CORP.

The undersigned has executed this Certificate of Amendment under Section 14A:7-15.1(3) of the New Jersey Business Corporation Act for the purpose of amending its Amended and Restated Certificate of Incorporation.

1.	The name of the corporation is First Montauk Financial Corp. (the “Corporation”).

2.
The following amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Amendment”) was approved and duly adopted by the Board of Directors of the Corporation effective on the 12th day of May, 2009 to be effective as provided therein.

“The authorized Common Stock of the Company shall be decreased from 65,000,000 to 500,000 shares and the authorized Preferred Stock of the Company shall be decreased from 5,000,000 to 50,000 shares, and, in connection therewith, the Amended and Restated Certificate of Incorporation of the Company, Article THIRD, Paragraph (A) is hereby amended in its entirety, effective at the close of business on June 30, 2009, to read as follows:

“(A) Authorized Capital Stock. The total number of shares of all classes of stock which this Corporation shall have authority to issue is FIVE HUNDRED AND FIFTY THOUSAND (550,000) shares, consisting of FIVE HUNDRED THOUSAND (500,000) shares of common stock, no par value per share (hereinafter, the “Common Stock”); and FIFTY THOUSAND (50,000) shares of Preferred Stock, $.10 par value per share (hereinafter, the “Preferred Stock”).”

3.
The Amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remains unissued after the share combination exceeding the percentage of authorized shares that were unissued before the share combination.

4.
As of the effective date of the Amendment, each of the 9,956,940 shares of Common Stock, no par value, issued and outstanding at such time shall be reclassified and combined into one (1) fully paid and non-assessable share of Common Stock, no par value (the “Reverse Stock Split”) based upon a combination rate of one (1) share of Common Stock after the Reverse Stock Split for every one hundred one (101) shares of Common Stock held prior to the Reverse Stock Split.. No fractional share shall be issued upon the Reverse Stock Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Stock Split to a given holder shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of any fractional share. If, after the aforementioned reclassification and combination, the Reverse Stock Split would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any such fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fraction multiplied by the fair market value per share of the Common Stock as determined in a reasonable manner by the Board of Directors. Each certificate that theretofore represented shares of Common Stock prior to the Reverse Stock Split shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by such certificate shall have been reclassified and combined. Upon surrender by a holder of a certificate or certificates for Common Stock, duly endorsed, at the office of the Corporation (or, if lost, an acceptable affidavit of loss is delivered to the Corporation), the Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, or to the nominee or assignee of such holder, a new certificate or certificates for the number of shares of Common Stock that such holder shall be entitled to following the Reverse Stock Split.

5.	The Amendment and the reclassification and combination of shares of Common Stock of the Corporation shall become effective at the close of business on the 30th day of June 2009.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Vice President, and its Corporate Seal to be hereto affixed on the 19th day of June, 2009.

FIRST MONTAUK FINANCIAL CORP.

/s/ Mindy A. Horowitz
Mindy A. Horowitz
Vice President

CORPORATE
      SEAL